EXHIBIT 16.1

October 18, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for ACME Communications, Inc., Inc. (ACME) and, under the date of April 7, 2006, we reported on the consolidated financial statements of ACME as of and for the years ended December 31, 2005 and 2004. On October 12, 2006, our appointment as principal accountants was terminated. We have read ACME’s statements included under Item 4.01 of its Form 8-K dated October 12, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with ACME’s statements that (1) Mayer Hoffman McCann P.C. has been engaged as ACME’s new independent registered public accounting firm, (2) Mayer Hoffman McCann P.C.'s engagement and KPMG LLP's dismissal was based on cost efficiencies and approved by the Audit Committee, or (3) Mayer Hoffman McCann P.C. had not been previously consulted regarding any of the matters specified in Item 304(a)(2) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP